Exhibit 10.41
Compensation of Non-Employee Directors
(currently consisting of all members of the Board of Directors other than Dave Davis)

•	Each non-employee director will be paid annual cash compensation of $75,000.

•	The Lead Director will be paid additional annual cash compensation of $25,000.

•	The chair of the Audit Committee will receive additional annual cash compensation of $25,000.

•	All of these amounts are paid quarterly on or before the end of the quarter.